ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100601948-21
Filing Date and Time 08/11/2010 11:55AM
Entity Number C246-1969

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:
KIRBY CORPORATION (the "Corporation")

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS, the Board previously, pursuant to the authority granted to it in the Corporation's Restated Articles of Incorporation (the "Articles of Incorporation") and in connection with the approval of the Rights Agreement, designated, out of the authorized preferred stock of the Corporation, l,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock, which is , described in the Certificate of Designation of the Preferred Stock (the "Certificate of Designation") filed on July 24, 2000 with the Secretary of State of the State of Nevada (the "Secretary of State");
WHEREAS, pursuant to Section 78.1955 of the Nevada Revised Statutes (the "NRS"), when no shares of a series of stock are outstanding a corporation may file a certificate which states that no shares of the class or series are outstanding and which contains the resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock;
WHEREAS, when such certificate becomes effective, it shall have the effect of amending the articles of incorporation so as to eliminate from the articles of incorporation all matters set forth in the certificate of designation with respect to such series of stock; and
CONTINUATION ON ADDITIONAL PAGE

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ Thomas G. Adler
Secretary of Kirby Corporation
Signature of Officer

Filing Fee: $175.00

IMPORTANT:	Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation Revised: 3-12-09

CONTINUATION:

WHEREAS, the Board has determined that it is in the best interests of the Corporation and its stockholders to file a certificate pursuant to Section 78.1955 of the NRS with the Secretary of State to withdraw the Certificate of Designation and eliminate from the Articles of Incorporation all descriptions of and references to the voting and other powers, preferences and relative, participating, optional or other rights of the shares of the Preferred Stock, and the qualifications, limitations and restrictions thereof (a "Certificate of Withdrawal");

RESOLVED that the Board hereby authorizes the withdrawal of the Certificate of Designation and the elimination of the Preferred Stock.

RESOLVED that all matters set forth in the Certificate of Designation with respect to the Preferred Stock be eliminated from the Articles of Incorporation.

RESOLVED that the Authorized Officers are hereby authorized and directed to file a Certificate of Withdrawal with the office of the Secretary of State setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Preferred Stock shall be eliminated from the Articles of Incorporation.